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                                                                   Exhibit 10.11

                                    AGREEMENT

         This Agreement for the Installation of Software and Provision of Services ("Agreement") is made as of the date indicated below by and between Member-Link Systems, Inc., a Delaware corporation ("MLS") with its principal offices at Reston Plaza 350, 12020 Sunrise Valley Drive, Reston, VA 20191, and Phoenix Children's Hospital ("PCH") located at 909 E. Brill Street, Phoenix, AZ 85006.

         PCH desires to purchase from MLS, and obtain MLS' services in installing in the configuration set forth on the attached spreadsheet Exhibit A (incorporated herein by reference) MLS' AsthmaWatch(R) disease management and monitoring software and data interfaces using MLS' Medicive(R) database system and software (collectively, "Software") and specified hardware. For its part, MLS desires to license the Software to PCH, and provide the specified hardware and installation services. MLS and PCH therefore AGREE as follows:

A. Incorporation of License Agreements. The Software is being licensed by MLS to PCH in accordance with the terms of the License Agreements ("Licenses") separately executed between the parties. The parties hereby agree that those Licenses, incorporated herein by reference, are part, and shall constitute essential terms of, this Agreement. As specified therein, nothing in this or any other Agreement between the parties shall be construed as creating any ownership interest in the Software in any party other than MLS.

B. Tasks and Scope of Performance; Limitations. In order to ensure the proper, orderly and efficient installation of its product, MLS will perform the installation of the Software and related tasks in seven phases as set out in its Proposal to PCH. They are:

   1. Final Assessment and Business Process Evaluation
   2. System Upgrades
   3. Hardware & Networking
   4. Systems Installation
   5. Integration
   6. Training
   7. Support Services

   (i) It is understood and agreed that MLS' ability properly to perform the above tasks, particularly (but not limited to) 3 and 5, is necessarily dependent upon the active and timely cooperation of PCH and its agents, and their accomplishment of predicate tasks. MLS will neither be liable for, nor subject to any actual or consequential damages alleged to result from, delays in implementation caused by the mis- or non-performance of any party under the control of PCH.

   (ii) It is specifically understood and agreed that, absent written modification of this Agreement to the contrary, network integration and support will be supplied by PCH's Information



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Systems Department, including all connectivity issues, LAN drops, domain, IP addresses, operating and network platforms and licensing. MLS will supply additional assistance for any of these services, but such assistance is beyond the scope of this provision and will be billed at an additional contracted hourly rate.

   (iii) MLS personnel will remain available to project site personnel for a period of two weeks to address residual issues. MLS will also provide support through dial-in connections to the system, at a contract rate to be specified. Additional services may be obtained from MLS at a contracted hourly rate.

C. Disclaimer of Warranty. The Software and all services are subject to the Limitations on Warranty contained in Section 7 of the Medicive(R), and Sections 10 and 11 of the AsthmaWatch(R), License Agreements.

D. Consideration; Payment. PCH agrees that, in consideration of the goods, services and licenses provided by MLS under this Agreement, it shall pay MLS $68,560.00. This price is not inclusive of additional contract services provided by MLS at PCH's discretion. It is further agreed that one-half (1/2) of that sum, or $34,280.00, is due upon execution of this Agreement, with the remainder to be tendered upon completion of the installation.

E. No Agency Relationship. Nothing in this or any of the component Agreements shall be interpreted as creating any relationship other than that of vendor or independent contractor.

F. Disputes. Any disputes arising under this Agreement that the parties are unable to resolve between them may be submitted to nonbinding arbitration without jeopardizing their respective remedies in law or equity.

G. Jurisdiction; Assignment; Integration; Severability. This Agreement shall be construed and enforced in accordance with the laws of the State of Virginia. Neither this Agreement nor any interest in this Agreement may be assigned by either party without the express written consent of the other. This Agreement, and the agreements and Licenses incorporated herein, supersedes all prior documents or understandings on this subject matter, and may be modified only by a writing executed by both parties. If any term of this Agreement is held invalid or unenforceable, this Agreement and all remaining terms will remain in full force and effect as if such invalid or unenforceable term had never been included. Failure to enforce any particular provision of this Agreement at any time shall not constitute a waiver of that or any other term or provision of this Agreement, or future enforcement thereof.




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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.


Member-Link Systems, Inc.                           Phoenix Children's Hospital


By:   /s/ Hans C. Kastensmith                       By:   /s/ Burl E. Stamp
      -----------------------------                       ----------------------
      Hans C. Kastensmith,                                Burl E. Stamp
      President                                           President and CEO


Date: 12/1/99                                       Date: 11/29/99
      -----------------------------                       ----------------------





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